CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

12 October 2020
THE WARRANTORS details of whom are set out in Schedule 1 (as Warrantors) and Bandwidth Inc. (as Purchaser)
MANAGEMENT WARRANTY DEED related to the sale of ordinary shares in Voice Topco Limited and preference shares in Voice Finco Limited
99 Bishopsgate London EC2M 3XF United Kingdom Tel: +44.20.7710.1000 www.lw.com

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TABLE OF CONTENTS
Clause    Page

1. DEFINITIONS AND INTERPRETATION	3
2. MANAGEMENT WARRANTIES	9
3. LIMITATIONS ON LIABILITY	9
4. WHOLE AGREEMENT AND REMEDIES	10
5. WAIVER AND VARIATION	10
6. INVALIDITY	10
7. ASSIGNMENT	10
8. NOTICES	11
9. CONFIDENTIALITY	12
10. COSTS	13
11. RIGHTS OF THIRD PARTIES	14
12. COUNTERPARTS	14
13. Termination	14
14. GOVERNING LAW AND JURISDICTION	14
Schedule 1 : WARRANTORS	16
Schedule 2 : MANAGEMENT WARRANTIES	17
Schedule 3 : LIMITATIONS ON LIABILITY OF THE WARRANTORS	30
Schedule 4 : PARTICULARS OF VOICE TOPCO AND THE SUBSIDIARIES	35
Schedule 5 : MATERIAL CUSTOMERS AND MATERIAL SUPPLIERS	36
Schedule 6 : THE PROPERTIES	37

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THIS DEED is made on __ October 2020
BETWEEN
(1)THE WARRANTORS, details of whom are set out in Schedule 1 (the “Warrantors”); and
(2)BANDWIDTH Inc., a corporation incorporated in Delaware, with registered number 3374902 and having its registered office at 900 Main Campus Drive, Suite 100, Raleigh, North Carolina 27606, United States of America (the “Purchaser”).
WHEREAS
(A)Voice Topco Limited is a private limited liability company incorporated under the laws of England and Wales (No. 9717662) whose registered office is at 16 Upper Woburn Place, London, Greater London, WC1H 0BS (“Voice Topco”), and Voice Finco Limited is a private limited liability company incorporated under the laws of England and Wales (No. 9717740) whose registered office is at 16 Upper Woburn Place, London, Greater London, WC1H 0BS (“Voice Finco”).
(B)Pursuant to the Share Purchase Agreement, the Purchaser has agreed to purchase the Securities on the terms and subject to the conditions set out therein (each aforementioned term as defined below).
(C)Each Warrantor has agreed to give certain warranties in connection with the Proposed Transaction on the terms set out herein.
IT IS AGREED THAT
1.DEFINITIONS AND INTERPRETATION
1.1    In this Deed (including the recitals and the schedules to this Deed), unless the context otherwise requires:
“A Ordinary Shares” has the meaning given in the Share Purchase Agreement;
“A Preference Shares” has the meaning given in the Share Purchase Agreement;
“Accounts” means the audited consolidated financial statements of Voice Topco prepared under IFRS as per the Accounts Date;
“Accounts Date” means 31 December 2019;
“Acquired Rights Directive” means the Acquired Rights Directive pursuant to EC Directive no. 2001/23 dated March 12, 2001, as amended from time to time, or domestic legislation implementing such directive into the national Law of any country in the EEA (including the UK Transfer of Undertakings (Protection of Employment) Regulations 2006), as amended from time to time, or any legislation that is similar or has substantially the same effect in any country outside the EEA;
“Affiliate” has the meaning given in the Share Purchase Agreement;
“Annual Budget” means the budget of the Target Group for 2020 as referenced in the Management Accounts;

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“Anti-corruption Laws” means any Laws relating to anti-bribery or anti-corruption (governmental or commercial);
“B Ordinary Shares” has the meaning given in the Share Purchase Agreement;
“B Preference Shares” has the meaning given in the Share Purchase Agreement;
“Benefit Plan” means the Pension Schemes and each employment incentive, bonus, deferred compensation, commission, sick pay, medical, disability, retention, termination, redundancy, change in control, retirement, health, welfare or other fringe benefit, equity based compensation and other plan, policy, agreement or arrangements (whether written or oral) providing compensation or benefits to any Employee or Former Employee (or to any dependent or beneficiary thereof) maintained, sponsored or contributed to or by a member of the Target Group or under which any member of the Target Group has any obligation or liability, whether actual or contingent;
“Business” means the business of the Target Group of operating electronic communication/telecommunication networks and/or providing electronic communication/telecommunication services as well as any other cloud and communication networks and services, for the purposes of providing the following to wholesale and retail business customers: (i) inbound and outbound calls to and from geographical, mobile and/or toll-free phone numbers; (ii) inbound and outbound messages (i.e. SMS) to and from geographical, mobile and/or toll-free phone numbers; and/or (iii) emergency calling services;
“Business Day” has the meaning given in the Share Purchase Agreement;
“Business Intellectual Property” has the meaning given in paragraph 17.2 of Schedule 2;
“Business Licences” has the meaning given in paragraph 9.1 of Schedule 2;
“C Ordinary Shares” has the meaning given in the Share Purchase Agreement;
“Claim” means any claim made by the Purchaser against the Warrantors for any breach of the Management Warranties;
“Claim Proportion” means, in relation to each Warrantor, that proportion of liability for any Claim equal to the percentage that the aggregate consideration paid to the relevant Warrantor pursuant to the Share Purchase Agreement bears to the part of the Final Consideration paid to all the Warrantors;
“Closing” has the meaning given in the Share Purchase Agreement;
“Closing Date” has the meaning given in the Share Purchase Agreement;
“Closing Statement” has the meaning given in the Share Purchase Agreement;
“Code” means the U.S. Internal Revenue Code of 1986, as amended;
“Confidential Information” has the meaning given in Clause 9.1;
“Connected Persons” has the meaning given in the Share Purchase Agreement;
“Data Centres” means each of the properties used as a data centre and listed in Part 2 of Schedule 6;

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“Data Rooms” has the meaning given in the Share Purchase Agreement;
“Disclosed” means fairly disclosed with sufficient details to enable a reasonable purchaser assisted by professional advisors to identify the nature and scope of the fact, matter or circumstance disclosed;
“Disclosed Information” means:
(a)the documents contained in the Data Rooms as listed in the index of data room documents contained in Schedule 1 of the Disclosure Letter; and/or
(b)the information Disclosed in the Disclosure Letter;
“Disclosure Letter” means the disclosure letter containing disclosures against the Management Warranties dated on or around the date hereof (including the contents of any schedule or appendix thereto) written and delivered by or on behalf of the Warrantors to the Purchaser;
“Due Diligence Investigation” has the meaning given in paragraph 1(a) of Schedule 3;
“Employee” means an individual who is employed by any Target Company;
“Employment Dispute” has the meaning given in paragraph 20.10 of Schedule 2;
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended;
“Existing Third Party Rights” has the meaning given in the Share Purchase Agreement;
“Facilities” means any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent (including in respect of monies borrowed, overdrafts, loans, financial facilities, financial guarantees, notes, bonds, capital or finance leases, hedging instruments, letters of credit and similar instruments or obligations) currently outstanding or available to or in any way binding upon any Target Company (but excluding any such obligation incurred in the ordinary course of business with respect to customers of the Target Companies);
“Final Consideration” has the meaning given in the Share Purchase Agreement;
“Former Employee” means any person who was previously an employee of any Target Company and whose employment has terminated in the 12 months prior to the date of this Deed;
“GDPR” means Regulation 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of Personal Data and on the free movement of such data;
“Governmental Entity” has the meaning given in the Share Purchase Agreement;
“IFRS” has the meaning given in the Share Purchase Agreement;
“Intellectual Property” means all rights in patents, utility models, trade marks, service marks, logos, getup, trade names, internet domain names, copyright (including rights in computer software), design rights, moral rights and the benefit of contractual waivers or rights relating to moral rights, database rights, topography rights, plant variety rights, know-how, inventions, secret formulae and processes, and rights protecting goodwill and reputation, in all

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cases whether registered or unregistered; all other forms of protection having a similar nature or effect anywhere in the world to any of the foregoing and applications for or registrations of any of the foregoing rights;
“IP Licences” has the meaning given in paragraph 17.5 of Schedule 2;
“IT Agreements” means any third-party contract under which an IT System is licensed, leased, supplied, maintained or supported;
“IT Systems” means all computer hardware, including peripherals and ancillary equipment and network and telecommunications equipment, and all computer software, including associated proprietary materials, user manuals and other related documentation, in each case used by any Target Company;
“Law” has the meaning given in the Share Purchase Agreement;
“Litigation” has the meaning given in paragraph 6.3 of Schedule 2;
“LNs” has the meaning given in the Share Purchase Agreement;
“Loss” has the meaning given in the Share Purchase Agreement;
“Management Accounts” means the consolidated monthly management accounts comprising the balance sheet for each month and period to which they are drawn up and the cash flow statement and profit and loss account for each month and period to which they are drawn up of the Target Group for the period from the Accounts Date to August 2020 (included);
“Management Warranties” means the warranties set out in Schedule 2, each being a “Management Warranty”;
“Material Contract” means any agreement or arrangement to which any of the Target Companies is a party or is bound and which:
(a)    the loss of which would prevent the continued operations of the Business as a whole;
(b)    involves expenditure by, or revenue to, any Target Company in excess of EUR 500,000 per annum;
(c)    involves expenditure by, or revenue to, any Target Company in excess of EUR 250,000 per annum and cannot be terminated on less than 12 months’ notice;
(d)    grants exclusivity to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or
(e)    establishes any joint venture, consortium, partnership or profit (or loss) sharing agreement;
“Material Customers” means those customers listed in Part 1 of Schedule 5;
“Material Suppliers” means those suppliers listed in Part 2 of Schedule 5;
“Pension Schemes” means the following pension schemes and benefit plans of the Target Group:
(a)    401(k) plan (TRS MEP) by Trinet (United States);

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(b)    flexible benefits plan by Allianz Belgium (Belgium);
(c)    Fusion plan by Zurich Life Assurance (Ireland); and
(d)    Retirement Choices by Aegon UK (United Kingdom);
“Personal Data” has the meaning given in the GDPR;
“Prefs” has the meaning given in the Share Purchase Agreement;
“Properties” means each of the properties listed in Part 1 and Part 2 of Schedule 6 (individually each a “Property”);
“Proposed Transaction” has the meaning given in the Share Purchase Agreement;
“Purchaser Group” has the meaning given in the Share Purchase Agreement;
“Registered Intellectual Property” has the meaning given in paragraph 17.1 of Schedule 2;
“Representatives” means, in relation to a party, its Affiliates and their respective directors, officers and employees (as applicable);
“Sanctioned Country” means, at any time, a country or territory which is itself the subject of comprehensive or country-wide Sanctions (as at the date of this Deed: Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine);
“Sanctioned Person” means, at any time, any person listed in any Sanctions-related list of designated persons maintained by Office of Foreign Assets Control (OFAC) of the US Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the EU, any Member State of the EU, or the United Kingdom (irrespective of its status vis a vis the EU);
“Sanctions” means any Laws relating to export controls, economic or financial sanctions, or trade embargoes;
“SEC” has the meaning given in the Share Purchase Agreement;
“Securities” has the meaning given in the Share Purchase Agreement;

“Sellers” has the meaning given in the Share Purchase Agreement;
“Sellers’ Group” has the meaning given in the Share Purchase Agreement;
“Share Purchase Agreement” means the share purchase agreement entered into on the date of this Deed between, inter alia, the Sellers and the Purchaser relating to the sale and purchase of the Securities;
“Shareholders’ Agreement” has the meaning given in the Share Purchase Agreement;
“Subsidiaries” or “Subsidiary” means the companies whose details are set out in Schedule 4;
“Target Companies” and “Target Group” have the meaning given in the Share Purchase Agreement (each being a “Target Company”);
“Tax” has the meaning given in the Share Purchase Agreement, and “Taxes” and “Taxation” shall be construed accordingly;

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“Tax Authority” has the meaning given in the Share Purchase Agreement;
“Tax Warranty Claim” means any Claim for a breach of the Management Warranties in paragraph 23 of Schedule 2;
“Third Party Claim” has the meaning given in paragraph 11 of Schedule 3;
“Third Party Right” has the meaning given in the Share Purchase Agreement;
“Transaction Documents” has the meaning given in Share Purchase Agreement;
“VAT” has the meaning given in Share Purchase Agreement;
“Voice Topco” has the meaning given in recital (A);
“Voice Finco” has the meaning given in recital (A);
“Warranty Insurance Policy” has the meaning given in the Share Purchase Agreement; and
“W&I Insurer” has the meaning given in Share Purchase Agreement.
1.1    In this Deed, unless the context otherwise requires:
(a)    “holding company” and “subsidiary” mean “holding company” and “subsidiary” respectively as defined in section 1159 of the Companies Act 2006 and “subsidiary undertaking” means “subsidiary undertaking” as defined in section 1162 of the Companies Act 2006;
(b)    references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);
(c)    references to a paragraph, clause or schedules shall refer to those of this Deed unless stated otherwise, and the schedules shall form part of this Deed;
(d)    headings do not affect the interpretation of this Deed, the singular shall include the plural and vice versa, and references to one gender include all genders;
(e)    references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;
(f)    references to Euro or EUR are references to the lawful currency from time to time of the EU;
(g)    references to times of the day are to London time unless otherwise stated; and
(h)    any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.
1.2    References to “material” or “materially” shall be construed as a reference to materiality for the Target Group (taken as a whole).

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1.3    References to “ordinary course of business” shall mean, with respect to any Target Company, the ordinary course of business of such Target Company, consistent with such Target Company’s past practices over the last 12 months prior to the date of this Deed, and shall include any matter, action or decision provided for in the Annual Budget.
1.4    The headings and sub-headings in this Deed are inserted for convenience only and shall not affect the construction of this Deed.
1.5    Each of the schedules to this Deed shall form part of this Deed.
1.6    References to this Deed include this Deed as amended or varied in accordance with its terms.
1.7    The parties are entering into this Deed in consideration for entering into their respective obligations under the Share Purchase Agreement.
2.MANAGEMENT WARRANTIES
2.1    Subject to Clause 2.3, each Warrantor severally, and not jointly or jointly and severally, warrants to the Purchaser that each of the Management Warranties is true and accurate as at the date of this Deed.
2.2    Without prejudice to Clause 2.1, each Warrantor severally warrants to the Purchaser as at the date of this Deed that:
(a)    he has the power and capacity to enter into and perform this Deed, and this Deed constitutes valid, legal and binding obligations on the relevant Warrantor; and
(b)    the execution and delivery of this Deed by the relevant Warrantor, and the performance of and compliance with its terms and provisions, do not conflict with or result in a material default under, any agreement or instrument to which any Warrantor is a party or by which he is bound.
2.3    Notwithstanding anything to the contrary in this Deed, each Management Warranty shall be deemed to be made in respect of each Warrantor, subject to the knowledge of such Warrantor, which knowledge shall be interpreted to:
(a)    mean only those facts, matters, events and circumstances of which such Warrantor is actually aware as at the date of this Deed, having made due and careful enquiry of the other Warrantors and each of Anne-Valerie Heuschen, Amaya Gonzalez Lantero, Jemma Hardy and Matt Brown; and
(b)    expressly exclude any form of constructive or imputed knowledge.
2.4    Each Management Warranty is separate and independent.
2.5    Each Warrantor undertakes that he has no rights against (and waives any rights he may have against) and that he shall not make any claim against (and waives any claim he may have against) a Target Company and/or any of its Representatives (excluding any other Warrantors), which he may have in respect of a misrepresentation, inaccuracy or omission in, or from information or advice provided by or omitted to be provided by, such Target Company and/or any of its Representatives for the purpose of assisting the Warrantors to give the Management Warranties, other than in respect of a claim arising as a result of any fraud or fraudulent misrepresentation by a Target Company and/or any of its Representatives, and the

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Warrantors agree that no such rights or remedies shall constitute a defence to any Claim by the Purchaser under or in relation to this Deed.
2.6    The Warrantors shall not have any liability under this Deed unless and until Closing shall have occurred in accordance with the terms of the Share Purchase Agreement. Thereafter, the Management Warranties shall continue in full force and effect notwithstanding Closing, subject to the time and other limits provided in Schedule 3.
3.LIMITATIONS ON LIABILITY
3.1    Subject to Clause 3.2, Schedule 3 shall operate to limit and exclude the liability of the Warrantors in respect of the Management Warranties.
3.2    Nothing in this Clause 3 or Schedule 3 shall have the effect of limiting, restricting or excluding any liability arising as a result of any fraud or fraudulent misrepresentation by a Warrantor but in respect of such Warrantor only.
4.WHOLE AGREEMENT AND REMEDIES
4.1    The Purchaser acknowledges and agrees that, in entering into this Deed, it shall have no claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of any of the Warrantors, any of their Representatives or any other person (whether party to this Deed or not), which is not expressly set out in this Deed or any other Transaction Document.
4.2    Save as expressly set out in this Deed, the only right or remedy of the Purchaser in relation to any statement, representation, warranty or undertaking shall be for breach of this Deed to the exclusion of all other rights and remedies (including those in tort or arising under statute) and, in respect of any breach of this Deed, the only remedy shall be a claim for damages in respect of such breach in accordance with this Deed.
4.3    Nothing in this Clause 4 shall have the effect of limiting, restricting or excluding any liability arising as a result of fraudulent misrepresentation by a Warrantor but in respect of such Warrantor only.
5.WAIVER AND VARIATION
5.1    Except as expressly provided in this Deed, no failure or delay by any party in exercising any right or remedy relating to this Deed or by Law shall affect or operate as a waiver or variation of that right or remedy, or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.
5.2    A waiver of any right or remedy relating to this Deed shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.
5.3    No amendment of this Deed shall be valid unless it is in writing and duly executed by or on behalf of the Purchaser and the Warrantors. Unless expressly agreed, no amendment shall constitute a general waiver of any provision of this Deed, nor shall it affect any rights or obligations under or pursuant to this Deed which have already accrued up to the date of amendment and the rights and obligations under or pursuant to this Deed shall remain in full force and effect except and only to the extent that they are varied or amended.

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6.INVALIDITY
Each of the provisions of this Deed is severable. If any such provision is or becomes illegal, invalid or unenforceable under the Law of any jurisdiction, the parties shall use all reasonable efforts to replace it with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.
7.ASSIGNMENT
7.1    This Deed shall be binding on and inure for the benefits of the successors of each of the parties to this Deed.
7.2    If an assignment is made in accordance with this Clause 7, the liabilities of the Warrantors shall be no greater or less than such liabilities would have been if the assignment had not occurred.
7.3    Except as provided for in this Clause 7, or as the Warrantors and the Purchaser specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Deed nor grant, declare, create or dispose of any right or interest in it. Any purported assignment in contravention of this Clause 7.3 shall be void.
7.4    The Purchaser may assign the benefit of this Deed to which it is a party, in whole or in part, to, and it may be enforced by, any member of the Purchaser Group and any such member of the Purchaser Group to whom an assignment is made under this Clause 7.4 may itself make such an assignment as if it were the Purchaser under this Clause 7.4.
8.NOTICES
8.1    Any notice or other communication given under this Deed or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed and served in accordance with the notice provisions set out in the Share Purchase Agreement mutatis mutandi.
8.2    Notices under this Deed shall be sent for the attention of the person and to the address or e-mail address, subject to Clause 8.3, as set out below:
For the Warrantors:
Name:    Itay Rosenfeld
Address:
E-mail address:

Name:    Stefaan Konings
Address:
E-mail address:

Name:    Dirk Hermans
Address:

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E-mail address:

Name:    Gaetan Brichet
Address:
E-mail address:

with a copy (which shall not constitute notice) to:
Name:    Anne-Valérie Heuschen
Address:    Avenue Louise 489, 1050 Brussels, Belgium
E-mail address:            aheuschen@voxbone.com

Name:    Freshfields Bruckhaus Deringer LLP
For the attention of:    Vincent Macq
Address:    Place du Champ de Mars 5, 1050 Brussels, Belgium
E-mail address:            vincent.macq@freshfields.com

For the Purchaser:
Name:    Bandwidth Inc.
For the attention of:    W. Christopher Matton
Address:    900 Main Campus Drive, Suite 100, Raleigh, NC 27606, USA
E-mail address:            cmatton@bandwidth.com

with a copy (which shall not constitute notice) to:
Name:    Latham & Watkins (London) LLP
For the attention of:    Edward Barnett / Michael Benjamin / Karima Salway
Address:    99 Bishopsgate, London EC2M 3XF, UK
E-mail address:            Edward.Barnett@lw.com / Michael.Benjamin@lw.com /     Karima.Salway@lw.com
8.3    Any party to this Deed may notify the other parties of any change to its address or other details specified in Clause 8.2 provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

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9.CONFIDENTIALITY
9.1    Except as expressly provided in this Deed or with the prior written approval of the Warrantors and the Purchaser, the Warrantors undertake to the Purchaser, and the Purchaser undertakes to the Warrantors, to keep confidential at all times after the date of this Deed, and not directly or indirectly to reveal, disclose or use for his or its own or any other purposes, any confidential information received or obtained as a result of entering into or performing, or supplied by or on behalf of a party in the negotiations leading to, this Deed and which relates to:
(a)    the existence of, the provisions of, and negotiations leading to, this Deed, the Transaction Documents and the Proposed Transaction;
(b)    in the case of the Purchaser, any information received or held by the Purchaser (or any of its Representatives) relating to the Warrantors or, before Closing, any of the Target Companies; and
(c)    in the case of the Warrantors, any information received or held by the Warrantors (or any of its Representatives) relating to the Purchaser Group (including, following Closing, the Target Companies), and includes written information and information transferred or obtained orally, visually, electronically or by any other means, and any information which the relevant party has determined from such information it or its Representatives have received (including any forecasts or projections), (together, the “Confidential Information”).
9.2    Clause 9.1 shall not prevent disclosure by a party or any of its Representatives to the extent that it can demonstrate that the disclosure is:
(a)    made on a strictly confidential basis to its Representatives or its auditors for the purposes of the Proposed Transaction and provided that such Representatives and auditors are instructed to comply with the provisions of this Clause 9;
(b)    required by Law or by any stock exchange, securities regulator (which for the avoidance of doubt shall include the SEC) or by any Governmental Entity having applicable jurisdiction, provided that the disclosing party shall use reasonable efforts to first inform, to the extent permitted by Law, the other parties of its intention to disclose such information;
(c)    required to make any filing with, or obtain any clearance, exemption or consent from, any stock exchange, securities regulator (which for the avoidance of doubt shall include the SEC) or any Governmental Entity having applicable jurisdiction;
(d)    made to a Tax Authority in connection with the relevant party’s Tax affairs or those of its Affiliates;
(e)    required for the purpose of any arbitral or judicial proceedings;
(f)    of Confidential Information which was lawfully in the possession of that party or any of its Representatives (in either case as evidenced by written records), without any obligation of secrecy before it being received or held;
(g)    of Confidential Information which has previously become publicly available other than through that party’s action or failure to act (or that of its Representatives);

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(h)    in the case of the Purchaser, made on a strictly confidential basis to the W&I Insurer (including the broker and underwriters);
(i)    required under the terms of any indenture agreement or any credit agreement; or
(j)    required in order to facilitate any assignment or proposed assignment of the whole or any part of the rights or benefits under this Deed which is permitted by Clause 7.
10.COSTS
Except as otherwise provided in this Deed, the costs and charges incurred with the preparation, negotiation and implementation of this Deed shall be considered as costs and charges incurred in connection with the Proposed Transaction under clause 16.3 of the Share Purchase Agreement and the parties referred to therein shall be responsible for such costs and charges in accordance with such clause.
11.RIGHTS OF THIRD PARTIES
11.1    The specific third party beneficiaries of the undertakings referred to in Clauses 2.5, 7 and 9.1 shall, in each case, have the right to enforce the relevant terms by reason of the Contracts (Rights of Third Parties) Act 1999. This right is subject to: (a) the rights of the parties to amend or vary this Deed without the consent of any such persons; and (b) the other terms and conditions of this Deed.
11.2    Except as provided in Clause 11.1, a person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.
11.3    Each party represents to the other that any rights they each may have to terminate, rescind or agree any amendment, variation, waiver or settlement under this Deed are not subject to the consent of any person that is not a party to this Deed.
12.COUNTERPARTS
This Deed may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Deed by e-mail attachment shall be an effective mode of delivery.
13.Termination
13.1    This Deed is conditional upon Closing under the Share Purchase Agreement. If Closing is not achieved under the Share Purchase Agreement (including if the Share Purchase Agreement is terminated), this Deed shall automatically terminate with effect from that date.
13.2    If this Deed terminates in accordance with Clause 13.1 then the obligations of the Warrantors shall automatically terminate, and no Warrantor shall have any liability under this Deed save for any rights and liabilities accrued prior to such termination.
14.GOVERNING LAW AND JURISDICTION
14.1    This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by, and interpreted in accordance with, English law.
14.2    Except as expressly provided otherwise in this Deed, the English courts shall have exclusive jurisdiction in relation to all disputes (including claims for set-off and counterclaims) arising

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out of or in connection with this Deed including, without limitation disputes arising out of or in connection with:
(a)    the creation, validity, effect, interpretation, performance or non-performance of, termination or the legal relationships established by, this Deed; and
(b)    any non-contractual obligations arising out of or in connection with this Deed, and for such purposes each party irrevocably submits to the jurisdiction of the English courts and waives any objection to the exercise of such jurisdiction. Each party also irrevocably waives any objection to the recognition or enforcement in the courts of any other country of a judgment delivered by an English court exercising jurisdiction pursuant to this Clause 14.2.
14.3    The Purchaser shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Deed. Such agent shall be Oakwood Corporate Services Limited currently of 3rd Floor, 1 Ashley Road, Altrincham, Cheshire WA14 2DT and any claim form, judgment or other notice of legal process shall be sufficiently served on the Purchaser if delivered to such agent at its address for the time being or to such other person and address in England as the Purchaser shall notify the Warrantors in writing from time to time.

14.4    Each Warrantor shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Deed. Such agent shall be Vitruvian Partners Limited currently of 105 Wigmore Street, London, W1U 1QY and any claim form, judgment or other notice of legal process shall be sufficiently served on each Warrantor if delivered to such agent at its address for the time being or to such other person and address in England as each Warrantor shall notify the Purchaser in writing from time to time.

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SCHEDULE 1: WARRANTORS

Name	Address	Email address
Itay Rosenfeld
Stefaan Konings
Dirk Hermans
Gaetan Brichet

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SCHEDULE 2: MANAGEMENT WARRANTIES

1.    THE TARGET COMPANIES
1.1    The particulars relating to each Target Company as set out in Schedule 4 of this Deed are complete and accurate.
1.2    Each Target Company is validly incorporated, existing and duly registered under the laws of its jurisdiction of incorporation.
1.3    Other than the Prefs held by the Sellers, Voice Topco or a Subsidiary is the sole legal and beneficial owner of the whole allotted and issued share capital of each of the Subsidiaries and all such shares are validly allotted and issued, fully paid and free from all Third Party Rights.
1.4    None of the Target Companies holds or beneficially owns, or has agreed to acquire, any securities of any company other than the Subsidiaries.
1.5    No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion of, issue, sale or transfer or repayment of any share or loan capital or any other security giving rise to a right over, or an interest in, the capital of any Target Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption), other than pursuant to the Shareholders’ Agreement which will terminate on Closing.
1.6    No Third Party Right has been created in favour of any person affecting the issued shares of the Subsidiaries (or any unissued shares or debentures or other unissued securities of any of the Target Companies), and no commitment has been given to create any such Third Party Right and no person has claimed any rights in connection with any such Third Party Right.
1.7    All dividends or distributions declared, made or paid by any of the Target Companies have been declared, made or paid in accordance with such Target Companies’ articles of association or any other constitutional and corporate documents and all Laws.
1.8    Other than the Shareholders’ Agreement which will terminate on Closing, no Target Company is a party to any shareholders’ agreement or similar agreement which purports to regulate, control or otherwise affect the voting or disposition of its shares.
1.9    A list of all branches and permanent establishments of each of the Target Companies outside its country of incorporation has been Disclosed in the Data Rooms (Project Beaker – Clean Team Data Room).
2.    INSOLVENCY
2.1    In the last 24 months prior to the date of this Deed, no Target Company:
(a)    has been insolvent or unable to pay its debts within the meaning of the relevant insolvency legislation in the jurisdiction relevant to such Target Company, and has not stopped paying its debts as they fall due;
(b)    has had a petition presented, or resolution passed, for its winding up or for the appointment of a liquidator or a provisional liquidator;

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(c)    has had a receiver or administrative receiver appointed, nor any written notice given of the appointment of any such person, over the whole or part of such Target Company’s business or assets; or
(d)    has had a voluntary arrangement or composition with its creditors, nor has any application been made to, or filed with, the court in connection with any such compromise or arrangement.
2.2    No Target Company has in the 24 months prior to the date of this Deed:
(a)    been party to any transaction at any undervalue (within the meaning of section 238 of the Insolvency Act 1986); or
(b)    given or received any preference (within the meaning of section 239 of the Insolvency Act 1986).
2.3    No event analogous to any of the circumstances set out in sub-paragraphs 2.1(a) to 2.1(d) and sub-paragraphs 2.2(a) and 2.2(b) of this Schedule 2 has occurred in relation to any Target Company outside the United Kingdom.
3.    CONSTITUTIONAL AND CORPORATE DOCUMENTS
3.1    The Data Rooms (Project Beaker Data Room) contains true and complete copies of the articles of association or other current constitutional documents of each Target Company.
3.2    All accounts, documents and returns which each Target Company was required by Law to be filed with or delivered to any Governmental Entity (including the Registrar of Companies in England and Wales) have been filed or delivered in all material respects in the last 24 months prior to the date of this Deed.
3.3    Each Target Company has, for the last 24 months prior to the date of this Deed, carried out its business and affairs in all material respects in accordance with its constitutional documents which were in force at the relevant time.
4.    ACCOUNTS AND CHANGES SINCE THE ACCOUNTS DATE
4.1    The Accounts:
(a)    have been prepared in accordance with Law and IFRS as consistently applied by Voice Topco and the Target Group; and
(b)    give a true and fair view of the consolidated assets, liabilities and state of affairs of Voice Topco and the Target Group as a whole as at the Accounts Date.
4.2    The Management Accounts:
(a)    have been properly prepared on a basis consistent with that employed in preparing the Accounts and on a basis consistent with that employed in preparing the management accounts of the Target Group for the last 12 months ending on August 2020 (included); and
(b)    having regard to the purpose for which they were prepared, are not misleading in any material respect and do not materially overstate the assets and profits or materially understate the liabilities and losses of the Target Group for the periods to which they relate.

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4.3    Since the Accounts Date until the date of this Deed:
(a)    each Target Company has conducted the Business in the ordinary course so as to maintain each as a going concern;
(b)    there has been no material adverse change in the turnover or financial position of any Target Company;
(c)    no dividend or other distribution of capital or income has been declared, made or paid by any Target Company;
(d)    no Target Company has issued or allotted or agreed to issue or allot any share capital or other security giving rise to a right over its capital;
(e)    no Target Company has redeemed or purchased or agreed to redeem or purchase any of its share capital;
(f)    no resolution of the shareholders of any Target Company has been passed (except for those representing routine business or as Disclosed in the Disclosed Information);
(g)    otherwise than in the ordinary and usual course of business, no Target Company has borrowed or raised any money or granted any form of financial security; and
(h)    otherwise than in the ordinary and usual course of business, no Target Company has:
(i)    acquired or agreed to acquire any asset worth more than EUR 250,000;
(ii)    disposed of or agreed to dispose of any asset worth more than EUR 250,000; and
(iii)    assumed or incurred, or agreed to assume or incur, any commitment for any individual item of investment or capital expenditure, other than involving an amount less than EUR 250,000.
5.    RECORDS
All statutory books, registers and records required to be kept by each Target Company by Law in its jurisdiction of incorporation are in its possession or under its control and have been maintained in all material respects in accordance with those Laws and, in the last 24 months prior to the date of this Deed, no written notice that any of them is incorrect or should be rectified has been received by any Target Company.
6.    COMPLIANCE with LAW AND DISPUTES
6.1    The Business is being conducted, and has been conducted in the last 24 months prior to the date of this Deed, in all material respects in accordance with all applicable Law.
6.2    No written reports issued by a Governmental Entity have been received in the last 24 months prior to the date of this Deed by any Target Company stating that a Target Company has not conducted the Business in accordance with applicable Law in respect of the Target Group’s operations and affairs.
6.3    No Target Company, or any of their respective directors, officers, Employees, agents, representatives or any other persons for whom it is or they are vicariously liable or any

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persons who perform services for or on behalf of any Target Company, its Affiliates or any of their agents or representatives, in the last 24 months prior to the date of this Deed:
(a)    is, or has been, engaged in any litigation, administrative, mediation or arbitration proceedings to which a Target Company is a party and which is (either in any single instance or taken together) material to the Target Companies (“Litigation”), except for debt collection in the ordinary course of business; or
(b)    has been informed in writing that a Target Company is the subject of any governmental, administrative or regulatory or other official investigation, inquiry or enforcement proceedings which could: (i) have a material adverse effect on the Target Group; or (ii) result in a financial impact and/or loss for a Target Company exceeding EUR 250,000, and no such Litigation, inquiries, investigations or enforcement proceedings have been threatened in writing by or against a Target Company or are pending.
6.4    No Target Company is affected by any existing or pending judgments or rulings against such Target Company that would have a material adverse effect on the Target Group.
7.    SANCTIONS AND EXPORT CONTROLS
7.1    The Target Group maintains policies and procedures designed to promote and achieve compliance with Sanctions, and in the last 24 months prior to the date of this Deed, no Target Company has committed any breach of Sanctions.
7.2    In the last 24 months prior to the date of this Deed, no Target Company has received a written notification from any Governmental Entity indicating that it is not in compliance with Sanctions.
7.3    No Target Company has been informed in writing that it is currently the subject of any action in connection with Sanctions, and no such action has been threatened in writing by or against a Target Company.
7.4    In the last 24 months prior to the date of this Deed, no Target Company has engaged in any transactions with a Sanctioned Country, a Sanctioned Person, or any person or entity 50 per cent. or more owned or controlled by a Sanctioned Person.
7.5    No director or officer of a Target Company is a Sanctioned Person.
8.    ANTI-BRIBERY AND CORRUPTION
8.1    The Target Group maintains policies and procedures designed to promote and achieve compliance with Anti-corruption Laws.
8.2    In the last 24 months prior to the date of this Deed, no Target Company has conducted or initiated any internal investigation or made a disclosure to any Governmental Entity or similar agency with respect to any alleged or suspected act or omission arising under or relating to any non-compliance with or offence under any Anti-corruption Laws.
8.3    In the last 24 months prior to the date of this Deed, no Target Company, or any of its directors, officers, Employees, agents, representatives or any person who performs services for or on behalf of any Target Company or any of their agents or representatives (in their capacity as such) has:

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(a)    received a written notification from any Governmental Entity indicating that a Target Company is engaged in any conduct, activity or practice which would constitute an offence under Anti-corruption Laws or that a Target Company would be held responsible under Anti-corruption Laws for any conduct, activity or practice by any of its directors, officers, Employees, agents, representatives or any person who performs services for or on behalf of any Target Company or any of their agents or representatives (in their capacity as such); or
(b)    been informed in writing that a Target Company is currently the subject of any investigation or prosecution by any governmental authority for any non-compliance with or offence under Anti-corruption Laws.
9.    BUSINESS LICENCES
9.1    In the last 24 months prior to the date of this Deed, no Target Company has received a written notice stating that it is in default (unless such default does not result in a financial impact for the respective Target Company exceeding EUR 250,000 on an individual basis) of any licence, permission, registration, concession, notification, assignment (also of numbering resources), allocation (including of numbering resources), order or authorisation (public and private and regulatory or otherwise) required for carrying on its Business effectively and in compliance with applicable Law in the places and in the scope in which such Business is currently carried on (together, the “Business Licences”).
9.2    In the last 24 months prior to the date of this Deed, each Target Company has complied, and is complying, in all material respects with the Business Licences.
9.3    All Business Licences have been obtained and are held by the Target Companies to enable the Target Companies to carry out in all material respects the Business in compliance with applicable Law in the places and in the scope in which such Business is carried on the date of this Deed, and all Business Licences that the Target Companies hold at the date of this Deed are valid.
9.4    There are no circumstances which are reasonably likely to result in any Business Licence being suspended, terminated, materially modified, revoked or not renewed or in a new licence being required by any Target Company to enable the respective Target Company to carry out the Business in compliance with applicable Law in the places and in the scope in which such Business is currently carried on.
10.    CONTRACTS
10.1    Each of the Material Contracts is in full force and effect and binding on the parties to it.
10.2    No Target Company is a party to any Material Contract other than the Material Contracts Disclosed in the Data Rooms.
10.3    No written notice of termination or material breach of any Material Contract has been received or served by a Target Company, and no Target Company is in material default under any Material Contract to which it is a party.
10.4    No Target Company is party to any Material Contract which is not on arm’s length terms or is outside the ordinary and usual course of business of such Target Company.
11.    CUSTOMERS AND SUPPLIERS

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11.1    True and complete lists of the Material Customers and the Material Suppliers are contained in the Data Rooms (Project Beaker Data Room and Project Beaker - Clean Team Data Room).
11.2    No Material Customer and no Material Supplier has, during the 12 months prior to the date of this Deed, ceased doing business or trading with, or threatened in writing to cease to do business with or trade with, or indicated in writing an intention to cease to do business or trade with any Target Company either in whole or in part, which would have a material adverse effect on such Target Company.
11.3    In the last 12 months prior to the date of this Deed, no Target Company has traded with any customer that utilises the services provided by such Target Company to such customer for the transmission or offering of any information or services which are pornographic.
12.    FINANCE AND GUARANTEES
12.1    No Target Company owes or has available to them any Facilities, other than Facilities details of which are set out in the Data Rooms (Project Beaker Data Room and Project Beaker - Clean Team Data Room).
12.2    No guarantee or Third Party Right has been given or entered into by any Target Company or any third party in relation to the Facilities.
12.3    Other than in respect of the Facilities or in the ordinary and usual course of trading, no guarantee, indemnity or similar assurance against loss or other security or arrangement having an effect equivalent to the granting of security has been given by, or for the benefit of, any Target Company other than by another Target Company.
12.4    In the last 24 months prior to the date of this Deed, no Target Company has received written notice:
(a)    that it is in default under the terms of any of the Facilities; or
(b)    to repay any of the Facilities in advance of their stated maturity, in each case, other than as a result of the Proposed Transaction.
12.5    No indebtedness of any Target Company is due and payable and no security over any of the assets of any Target Company is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise (other than as a result of the Proposed Transaction).
12.6    No Target Company has any outstanding loan capital, or has lent any money that has not been repaid, and there are no debts owing to any Target Company other than debts that have arisen in the ordinary course of their respective businesses and other than the LNs to be repaid at Closing in accordance with the Share Purchase Agreement.
12.7    No one is entitled to receive from any Target Company any finder’s fees, brokerage or other commission in connection with the Proposed Transaction.
13.    INSURANCE
13.1    True and complete copies of all of the policies of insurance maintained by or covering each Target Company are contained in the Data Rooms (Project Beaker Data Room).

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13.2    The insurance policies covering the Target Companies are currently in full force and effect and no Target Company has received any written notification that any such insurance policy is not valid and enforceable or that any insurer intends to cancel any such insurance policies.
13.3    In respect of the insurance policies covering the Target Companies:
(a)    all sums falling due in respect of premiums have been paid; and
(b)    there is no outstanding claim by any Target Company and there have been no such claims in excess of EUR 250,000 in the last 24 months prior to the date of this Deed.
14.    POWERS OF ATTORNEY
14.1    There are no powers of attorney remaining in force given by any of the Target Companies (other than those given to its officers, Employees and other third parties in the ordinary and usual course of business or to the holder of an Existing Third Party Right solely to facilitate its enforcement).
15.    TRANSACTIONS WITH THE SELLERs’ GROUP
There is no outstanding indebtedness or other liability (actual or contingent) and there is no outstanding contract, commitment or arrangement between a Target Company and any Seller or any member of the Sellers’ Group (or any of their Connected Persons).
16.    ASSETS
16.1    All of the material assets of the Target Group capable of possession are in the possession and control of the relevant Target Company and none are subject to any Third Party Right.
16.2    The assets of the Target Group comprise all the material assets necessary for the continuation of the Business as it was carried on in the 12 months prior to the date of this Deed.
17.    INTELLECTUAL PROPERTY
17.1    The Data Rooms (Project Beaker Data Room) contains a complete and accurate list of all of the Intellectual Property registered (or applied for) by any Target Company (the “Registered Intellectual Property”).
17.2    The Target Companies either own, or have valid licences to use, all the Intellectual Property used to carry on the Business in the same manner as it was carried on in the 12 months prior to the date of this Deed (the “Business Intellectual Property”). None of the Business Intellectual Property is owned by any member of the Sellers’ Group.
17.3    The Registered Intellectual Property:
(a)    is wholly owned (legally and beneficially) by the Target Group, free from Third Party Rights;
(b)    has not been licensed to any third party;
(c)    is not subject to any agreement to which a Target Company is a party that restricts its use, disclosure, licensing or transfer by the Target Group; and
(d)    has not been subject to a written notice or allegation received by the Target Group challenging its validity or enforceability.

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17.4    In respect of the Registered Intellectual Property:
(a)    no written notification has been received by the Target Companies that any registry deadlines have not been met;
(b)    in the case of registrations, the registrations are not subject to removal, amendment, challenge or surrender; and
(c)    in the case of applications, there are no oppositions.
17.5    In respect of the licences of third party Intellectual Property to or by the Target Group (the “IP Licences”):
(a)    each IP Licence is in full force and effect and binding on the parties to it that are Target Companies;
(b)    no written notification has been received by the Target Companies that the terms of the IP Licences have not been complied with by the parties that are Target Companies in all material respects;
(c)    no written notice of termination or material breach has been received or served by a Target Company and there has not been any written indication of any intention to terminate or of any material breach; and
(d)    no disputes have arisen in connection with them.
17.6    Each officer, Employee, contractor or consultant that has in the past three years undertaken work for the Target Group involving the research, development, invention or creation of Intellectual Property has entered into a contract under which they have assigned and disclosed all Intellectual Property developed during the course of such work to a Target Company.
17.7    In the last 24 months prior to the date of this Deed:
(a)    the activities of the Target Group have not infringed or misappropriated the Intellectual Property of any third party, nor has any written notice or allegation been received by the Target Group that the Target Group is infringing or misappropriating the Intellectual Property of any third party; and
(b)    no Registered Intellectual Property has been infringed or misappropriated by a third party or is the subject of any ownership dispute, nor has any Target Company notified in writing any third party or otherwise alleged in writing that the third party is, or may be, infringing or misappropriating any Registered Intellectual Property.
18.    INFORMATION TECHNOLOGY
18.1    All the IT Systems are owned by, or validly licensed, leased or supplied under IT Agreements to, a Target Company.
18.2    The terms of the IT Agreements have been complied with by all parties in all material respects and are not subject to any written notice of termination or material breach.
18.3    The Target Group has procedures for maintaining and supporting the IT Systems and for protecting the IT Systems from infection by software viruses and from access by unauthorised persons.

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18.4    In the last 24 months prior to the date of this Deed, the IT Systems have not:
(a)    failed to function in any way that has had a material adverse effect on the Target Group;
(b)    been infected by any software virus; or
(c)    been accessed by any unauthorised person.
18.5    A list of any open-source software or any similar licence included or used in, or in the development of, the IT Systems as well as the licence regime applicable to such open-source software or similar licence, in each case up-to-date as at 17 June 2020 has been Disclosed in the Data Rooms (Project Beaker Data Room).
19.    DATA PROTECTION
19.1    The Target Group operates measures and systems in order to prevent unauthorised access to or use of Personal Data held by the Target Group.
19.2    During the 24 months prior to the date of this Deed, none of the Target Companies:
(a)    has received a written complaint or objection to its collection or use of Personal Data that remains unresolved (within the deadline given by the relevant authority); and
(b)    has been informed in writing that its collection or use of Personal Data is, or has been, the subject of any investigation or proceedings (whether of a criminal, civil or administrative nature).
20.    EMPLOYEES
20.1    No Employee is engaged on terms which materially deviate from the standard form employment contracts of the Target Group, other than as Disclosed in the Data Rooms (Project Beaker Data Room).
20.2    There is no person who has accepted an offer of employment or engagement made by any Target Company whose employment has yet to start and there are no offers of employment which have been issued and remain open for acceptance.
20.3    No member of the Sellers’ Group or the Target Companies have made or agreed to make a payment or provided or agreed to provide a bonus to a director, officer or Employee in connection with the Proposed Transaction, and no bonus or other benefit will vest or be subject to accelerated vesting in connection with the Proposed Transaction, other than in each case as set out in the written resolutions of the directors of Voice Topco Limited dated 11 June 2020 (as Disclosed in the Data Rooms (Project Beaker Data Room)) irrespective of which Target Company shall pay the bonuses thereunder.
20.4    Details of any person who is engaged by any Target Company to provide services personally to it who is not an Employee have been Disclosed in full in the Disclosed Information.
20.5    No Target Company is obliged to or has made any provision to increase or vary any Employee’s salary, bonus, or other remuneration which could increase the Target Companies’ total costs in respect of Employees by more than five per cent. per annum.
20.6    In the last 24 months prior to the date of this Deed, each Target Company has classified all individuals providing services to it as either Employees or independent contractors and, if

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applicable, as exempt or non-exempt for all purposes (including for the purposes of all Benefit Plans).
20.7    Other than routine increases to salary and the level of benefits, other than as a result of ordinary course promotions and other than as legally or contractually required, no material changes to the terms and conditions or benefits (excluding salary, bonus, or other remuneration) of any Employee have been proposed or agreed in the six months prior to the date of this Deed.
20.8    Each Target Company has timely withheld and paid to any appropriate authority all Taxes in respect of the Employees which are or have become due and payable by such Target Company in the three years period up to and including the date of this Deed.
20.9    At the date of this Deed, no Employee has given in writing, threatened in writing to give or received written notice from a Target Company terminating his office and/or employment (where that notice has not yet expired).
20.10    No Employee or Former Employee is involved as a defendant or claimant in any existing, pending or threatened in writing claim or dispute by or in respect of any Target Company (an “Employment Dispute”) and has not been involved in any Employment Dispute in the 12 months prior to the date of this Deed.
20.11    No Target Company has made any loan or advance to any Employee that will be outstanding after Closing.
20.12    During the 24 months prior to the date of this Deed, each Target Company has complied in all material respects with all Laws and obligations in respect of each Employee and Former Employee.
20.13    Each Target Company has in the last 24 months prior to the date of this Deed complied with all notices, orders, decisions and recommendations notified to it in writing by any Governmental Entity, court, tribunal or other authority in respect of the Employees.
20.14    No Target Company has been party to any relevant transfer for the purposes of the Acquired Rights Directive.
20.15    Lists of any trade union, works council or other employee representative body existing at the date of this Deed and material collective agreements, understandings or arrangements with any such person which is in effect at the date of this Deed, have been Disclosed in full in the Disclosed Information.
20.16    During the 24 months prior to the date of this Deed, no Target Company has engaged in or effectuated any collective dismissals or implemented or entered into a social plan.
20.17    During the 36 months prior to the date of this Deed, each Target Company has calculated holiday pay for each Employee and Former Employee in accordance with all applicable Law and obligations.
20.18    There is no labour strike, work stoppage, picketing, lockout, walkout or other organized work interruption pending or threatened in writing against any Target Company, and no Target Company has experienced any such labour strike, work stoppage, picketing, lockout, walkout or other organised work interruption during the 24 months prior to the date of this Deed.
21.    PENSIONS AND BENEFIT PLANS

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21.1    Save in respect of the Pension Schemes, there are no arrangements for or in respect of any of the Employees that any Target Company is liable to provide or contribute to, in connection with which benefits are payable on death, leaving employment or retirement.
21.2    Each Pension Scheme that is intended to be qualified under Section 401(a) of the Code is so qualified and each trust established in connection with any Pension Scheme which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt and, in each case, no facts or circumstances would reasonably be expected to adversely affect such qualified or exempt status.
21.3    No Target Company has at any time participated in any UK defined benefit pension plan.
21.4    The Disclosed Information contains a list of each Pension Scheme. The other Benefit Plans have been Disclosed in the Disclosed Information.
21.5    No Benefit Plan is, and no Target Company or ERISA affiliate thereof maintains, sponsors, contributes to or has or may have any obligation or liability (whether fixed or contingent) with respect to:
(a)    a multiemployer plan (within the meaning of Section 3(37) of ERISA) that is subject to ERISA;
(b)    a plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code; or
(c)    a plan that is subject to United States law and provides retiree health or welfare benefits (other than as required by law).
21.6    In relation to the Pension Schemes, each Target Company complies with and the Pension Schemes have been administered by the relevant Target Companies (as applicable) in all material respects in accordance with Law.
21.7    All employers’ contributions or other payments and expenses by any Target Company which have fallen due for payment to, or in respect of, any Pension Scheme have been paid.
21.8    Each Benefit Plan expected to qualify for special tax treatment meets all the requirements for such treatment.
21.9    The benefits payable under the Pension Schemes consist exclusively of defined contribution benefits.
22.    REAL ESTATE
22.1    The Properties (including the Data Centres) are the only land and buildings owned, leased or held under a license or service agreement by any Target Company in connection with the Business or in relation to which any Target Company has any right, interest or liability.
22.2    In relation to those Properties which are leasehold (which will also include any held under a licence or service agreement):
(a)    there are no subsisting written notices alleging a material breach of any covenants, conditions and agreements contained in the relevant leases, on the part of the tenant;
(b)    the relevant Target Company has paid the rent, deposit, licence and/or service fee under the relevant leases; and

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(c)    all such leases are valid and in full force.
22.3    None of the Target Companies have any continuing liability in respect of any properties formerly owned or occupied by a Target Company.
23.    TAX
23.1    The Accounts make full provision or reserve, to the extent required in accordance with IFRS or any other relevant law or regulation, for the liability of each Target Company to Taxes measured by reference to income, sales, profits or gains earned, accrued or received on or before the Accounts Date or arising in respect of an event occurring on or before the Accounts Date.
23.2    Each Target Company has in the past five years in all material respects duly and properly made or submitted all returns, reports, notices, applications, accounts, information and assessments in relation to Tax which it was required by Law to make or submit and all such returns, reports, notices, applications, accounts, information and assessments were when made or submitted accurate and complete in all material respects. Each Target Company has complied in all material respects with all material notices served on it in writing, and any other material requirements lawfully imposed on it, in each case by any Tax Authority.
23.3    All material amounts of Taxes due and payable by any Target Company in the five years prior to the date of this Deed have been paid in full, except for such, if any, as are being contested in good faith by appropriate proceedings. No Target Company is liable, or has in the past three years been liable, to pay a material penalty, surcharge, fine or interest in connection with Tax.
23.4    Each Target Company has deducted or withheld all amounts in excess of EUR 10,000 of Tax which it has been obliged by Law to deduct or withhold from amounts paid by it or in connection with the provision by it of any benefit, payment or asset in the past five years and has properly accounted to the relevant Tax Authority for all amounts of Tax so deducted or withheld.
23.5    No Target Company:
(a)    is liable to make to any person (including any Tax Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any other person (other than any other Target Company) but for the avoidance of doubt, in circumstances where a Target Company is required to account to a Tax Authority for Taxes applied by way of withholding from payments it makes and/or employment Taxes relating to its officers or employees, this shall not be regarded as a liability to Tax which is primarily or directly chargeable against, or attributable to, any other person; or
(b)    as a result of the Share Purchase Agreement will become, liable to make to any person (including any Tax Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any other person (other than any other Target Company).
23.6    No Target Company is involved in any material current dispute with any Tax Authority and no Target Company has been informed in writing that it is, or has been in the last three years, been the subject to any material non-routine investigation, enquiry or audit by any Tax Authority. The Warrantors are not aware of any pending material non-routine investigation, enquiry or audit by any Tax Authority.

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23.7    Each Target Company is and has at all times in the last three years been resident for Tax purposes only in its jurisdiction of incorporation and is not treated as resident in any other jurisdiction for any Tax purpose.
23.8    No Target Company is a ‘controlled foreign company’ within the meaning of Part 9A of the Taxation (International and Other Provisions) Act 2010 which is subject to a charge to Tax under Part 9A of the Taxation (International and Other Provisions) Act 2010.
23.9    All material transactions or arrangements made by a Target Company with any Seller have been made on arm’s length terms in all material respects in circumstances where them not being so could result in an adjustment of the terms treated as applying to such transactions or arrangements for Tax purposes.
23.10    Any document that is required to be stamped for United Kingdom stamp duty purposes in order to prove title of any Target Company to any material asset required for the operation of the Business which is owned by a Target Company at Closing is duly stamped for stamp duty purposes.
23.11    No Target Company is, or has been in the last five years, a member of:
(a)    a group of companies;
(b)    a fiscal consolidation;
(c)    a consortium;
(d)    a fiscal unity; or
(e)    a group contribution agreement of which any company (other than a Target Company) is a member, in each case for Tax purposes and in the case of paragraphs (a)-(d) where the relevant Target Company has had to elect for such group, consolidation, consortium or fiscal unity to be established.
23.12    Each Target Company has implemented such prevention procedures as it was reasonable in all the circumstances for such Target Company to have in place in connection with the offences set out in sections 45 and section 46 of the Criminal Finances Act 2017, taking into account the applicable guidance published pursuant to section 47 of that Act.
23.13    No distribution within section 1064 of CTA 2010 has been made by any Target Company during the five years ending at the Accounts Date, nor have such distributions been made between the Accounts Date and the date of this Deed.
23.14    No Target Company:
(a)    has made any loans or advances to which the provisions of Chapter 3 of Part 10 of the CTA 2010 apply;
(b)    has conferred any benefit or made any payment to which the provisions of Chapter 3A or 3B of Part 10 of the CTA 2010 apply;
(c)    has or had in issue a deeply discounted security to which section 409 of the CTA 2009 applies; or

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(d)    has been party to a loan which is subject to the "late interest" provisions in Chapter 8, Part 5 of the CTA 2009.
23.15    Neither the execution and delivery of this Deed, nor the consummation of the Proposed Transaction, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code.
23.16    All Warrantors who hold an office of, or are otherwise employed by, a Target Company that is incorporated in Belgium acquired their shares at fair market value and have not received any direct or indirect benefit in relation to the such shareholding which would qualify as a benefit in kind, compensation and/or salary that is subject to payroll withholding tax, social security contributions, secret commission’s levy and/or any other similar Tax levied in Belgium.

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SCHEDULE 3: LIMITATIONS ON LIABILITY OF THE WARRANTORS
1.    DUE DILIGENCE INVESTIGATION
The Purchaser acknowledges and agrees that, directly or indirectly through another member of the Purchaser Group:
(a)    it has performed, with the assistance of its professional advisors, a due diligence investigation with respect to the Target Group and their respective businesses, operations, assets, liabilities, legal, compliance, tax, commercial, accounting and regulatory position and financial condition consisting of analysing, among others, the information contained in the Data Room, of participating to expert sessions with the management of the Target Group, and of asking written questions and receiving answers thereto (the “Due Diligence Investigation”); and
(b)    during the Due Diligence Investigation, it has had sufficient opportunity to request information and documents as deemed proper and necessary for the purpose of entering into the Share Purchase Agreement and this Deed, and has had (and its advisors have had) sufficient opportunity to review any and all information and documents that were made available to the Purchaser and its advisors.
2.    DISCLOSURE
2.1    The Warrantors shall not be liable in respect of any Claim if and to the extent that, the fact, matter, event or circumstance giving rise to it:
(a)    was known to the Purchaser whereby knowledge of the Purchaser shall mean the actual knowledge of David A. Morken, Jeffrey A. Hoffman, W. Christopher Matton, Marina C. Carreker, Gabriela Gonzalez and Shiv Hira;
(b)    is specifically provided for in the Accounts, in the Management Accounts or in the Closing Statement (and then only to the extent of the amount of such provision); or
(c)    is Disclosed in this Deed, any other Transaction Document or in the Disclosed Information.
3.    FINANCIAL LIMITATIONS
3.1    The maximum aggregate amount of the liability of each of the Warrantors for all Claims shall be limited to, and shall never exceed, EUR 1 (one Euro).
3.2    The maximum aggregate amount of the liability of the relevant Warrantor for all Claims shall never exceed, in the aggregate, the amount corresponding to EUR 1 (one Euro) multiplied by the proportion that the aggregate consideration paid to the relevant Warrantor pursuant to the Share Purchase Agreement bears to the part of the Final Consideration paid to all of the Warrantors (in aggregate).
4.    CLAIM NOTICE
4.1    Any notice of a Claim shall be given by the Purchaser to the Warrantors as soon as reasonably practicable after, and in any event within 30 Business Days after the date on which, the Purchaser becomes actually aware of the facts, matters, events or circumstances giving rise to such Claim (it being understood that no notice may be given prior to Closing). A failure by the Purchaser to give timely notice as contemplated by this paragraph 4 shall not prejudice the

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Purchaser’s right to bring a Claim for Loss, other than to the extent that such failure increases the amount of such Loss and only to the extent of such increase.
4.2    The notice of a Purchaser Claim shall include: (a) details as to the nature of the Claim (to the extent known to the Purchaser at such time) (including the provisions of this Deed on which the Claim is based); and (b) if possible, and on a without prejudice basis, the Purchaser’s bona fide estimate of the amount of the Claim and a statement of Loss suffered.
5. ACCESS TO INFORMATION
In connection with any Claim made against any Warrantor, the Purchaser shall, subject to the Warrantor giving such undertakings as to confidentiality as the Purchaser may reasonably require, procure that the relevant Target Companies shall provide such Warrantor and its Representatives with access to all information of a relevant Target Company that such Warrantor may reasonably require (not being any which would otherwise be subject to legal privilege) to further investigate or challenge the Claim; it being understood however that such Warrantor shall only use such information for this purpose and such Warrantor shall keep such information confidential.
6. TIME LIMITATIONS
6.1    The Warrantors shall not be liable for any Claim (other than a Tax Warranty Claim) unless the Warrantors receive from the Purchaser written notice in accordance with paragraph 4 (Claim Notice) at the latest three years after the Closing Date.
6.2    The Warrantors shall not be liable for any Tax Warranty Claim unless the Warrantors receive from the Purchaser written notice in accordance with paragraph 4 (Claim Notice) at the latest seven years after the Closing Date.
6.3    Any Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn nine months after the notice is given pursuant to paragraph 6.1, unless legal proceedings in respect of such Claim have been commenced or, in the case of a contingent liability, nine months after such liability becomes an actual liability. No new Claim may be made in respect of the facts, matters, events or circumstances giving rise to any such withdrawn Claim.
7.    ALLOCATION OF LIABILITY AMONG WARRANTORS
7.1    No Warrantor shall have any liability for any act or omission of any other Warrantor.
7.2    Where more than one Warrantor is liable in respect of a Claim, the liability of each of the Warrantors who are so liable shall be equal to the proportion which that Warrantor’s Claim Proportion bears to the aggregate Claims Proportion of all of the Warrantors who are so liable.
8.    RIGHT TO REMEDY
If a breach of the Management Warranties is capable of remedy, the Purchaser shall only be entitled to compensation if it gives the Warrantors written notice of the breach and the breach is not remedied, to the reasonable satisfaction of the Purchaser, within 30 days after the date on which the notice referred to in paragraph 4.1 is served on the Warrantors. The Purchaser shall, or shall procure that any relevant member of the Purchaser Group shall, provide all reasonable assistance to the Warrantors to remedy any such breach.

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9.    CONTINGENT LIABILITIES
If any Claim (other than a Tax Warranty Claim) is based upon a liability which is, at the time of the notice to the Warrantors, contingent only, the Warrantors shall not be liable unless and until such contingent liability becomes an actual liability, provided that this paragraph 9 shall not preclude the Purchaser giving notice of a Claim pursuant to this Schedule 3.
10.    INSURANCE
10.1    Without prejudice to paragraph 10.3, the Management Warrantors shall not be liable in respect of any Claim to the extent that the amount of such Claim is covered by a policy of insurance held by a Target Company as at Closing or covered by the Warranty Insurance Policy.
10.2    The Warrantors acknowledge that, on the date of this Deed, the Purchaser has delivered to them evidence that the Warranty Insurance Policy has been entered into.
10.3    The Purchaser acknowledges and agrees that:
(a)    it shall not be entitled to make a Claim against any Warrantor and the Purchaser’s sole recourse in respect of any Claim shall be against the W&I Insurer under the Warranty Insurance Policy (except in the case of fraud or fraudulent misrepresentation by a Warrantor but in respect of such Warrantor only);
(b)    any Claim will be exclusively settled by the W&I Insurer under the Warranty Insurance Policy;
(c)    the Warranty Insurance Policy contains an express waiver from the W&I Insurer of any rights of subrogation that it may have against the Warrantors (except in the case of fraud or fraudulent misrepresentation by a Warrantor but in respect of such Warrantor only);
(d)    there shall not be any waiver or amendment of the provisions of the Warranty Insurance Policy, and that it shall not do anything which causes any right under the Warranty Insurance Policy not to have full force or effect; and
(e)    neither any failure on the part of the Purchaser to enter into, or to comply with the terms of, the Warranty Insurance Policy, nor any unavailability of the Warranty Insurance Policy or of recourse thereunder for whatever reason, shall create or increase any of the Warrantors’ liability pursuant to or in connection with this Deed beyond the express terms of this Deed;
11.    THIRD PARTY CLAIM
In respect of any fact, matter, event or circumstance which comes to the notice of the Purchaser or any Target Company which would, could or might result in a claim against it (a “Third Party Claim”) and which, in turn, would, could or might result in a Claim against any of the Warrantors, the Purchaser shall (and shall procure, where relevant, that the relevant Target Company shall) as soon as is reasonably practicable, give written notice and reasonable details of the Third Party Claim to the Warrantors, and keep the Warrantors informed with reasonable details of the developments and outcome of such Third Party Claim.
12.    RECOVERY

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12.1    The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same Loss under this Deed or any other Transaction Document. The Management Warranties are deemed not to be given in respect of any matter set out in the Specific Tax Indemnities (as defined in the Share Purchase Agreement).
12.2    Where the Warrantors have made a payment to the Purchaser in relation to any Claim and the Purchaser or any member of the Purchaser Group is subsequently entitled to recover (whether by insurance, payment, discount, credit, deduction, exemption or set-off (including in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax), or any right to or actual repayment of or saving of Tax or otherwise) from a third party (other than the W&I Insurer) a sum which indemnifies or compensates the Purchaser or any member of the Purchaser Group (in whole or in part) in respect of Loss which is the subject of a Claim, then the Purchaser or relevant member of the Purchaser Group shall: (a) promptly notify the Warrantors of the fact, and provide such information (to the extent known to the Purchaser at such time) as the Warrantors may reasonably require; (b) take all reasonable steps or proceedings as the Warrantors may reasonably require to enforce such right; and (c) if any amount is actually recovered from such third party, pay to the Warrantors (as soon as reasonably practicable after receipt) an amount equal to the amount recovered from the third party (less all reasonable costs and expenses of recovery net of Taxation and less any Tax suffered on the amount so recovered) up to the amount actually paid by the Warrantors to the Purchaser).
13.    NET FINANCIAL BENEFIT
The Warrantors shall not be liable to satisfy any Claim to the extent of any corresponding saving by, any payment by a third party (subject to paragraph 12.1) to, or net quantifiable financial benefit to, the Purchaser or any member of the Purchaser Group arising from the matter giving rise to such Claim (including the amount (if any) by which any Tax for which the Purchaser, any member of the Purchaser Group or any Target Company would otherwise have been accountable or liable to be assessed is or could be reasonably be expected to be reduced or extinguished (in the year in which the corresponding Loss has actually taken place or in the subsequent 12 months) as a result of the matters giving rise to the Claim.
14.    VOLUNTARY ACTS / FUTURE CHANGES
14.1    The Warrantors shall not be liable in respect of any Claim if, and to the extent that the fact, matter, event or circumstance giving rise to it:
(a)    would not have arisen (or would have been reduced) but for a change in Law (including on the basis of case law) or a published amendment to any administrative practice by of any Governmental Entity, after the Closing Date;
(b)    would not have arisen (or where any such liability of the Warrantors would have been reduced) but for a change after Closing: (i) to the Tax or corporate structure of any Target Company; (ii) the date to which any Target Company makes up its accounts; or (iii) in the bases, methods, principles or policies of accounting of any Target Company, unless such change is required to remedy such Target Company’s non-compliance with applicable Law or generally accepted accounting principles in each case in the period prior to Closing;
(c)    would not have arisen (or would have been reduced) but for any act, omission or transaction carried out: (i) before Closing at the written request or with the prior

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written approval of the Purchaser; (ii) in accordance with this Deed; or (iii) by the Purchaser or any Target Company after Closing other than, in the case of any act, omission or transaction carried out: (A) pursuant to and in accordance with a legally binding obligation of any Target Company which was in force on or prior to Closing; (B) where required by applicable Law; (C) in the ordinary and usual course of business as conducted as at Closing; or (D) at the written request or with the written consent of a Seller; or
(d)    has been made good or otherwise compensated for, without cost to the Purchaser or any Target Company to the reasonable satisfaction of the Purchaser.
15.    DUTY TO MITIGATE
The Purchaser shall, and shall procure that the relevant member of the Purchaser Group shall, take all reasonable steps to mitigate any Loss which it may suffer in consequence of a Claim, or, upon or after becoming aware of any fact, matter, event or circumstance reasonably likely to give rise to a Claim.

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SCHEDULE 4: PARTICULARS OF VOICE TOPCO AND THE SUBSIDIARIES

Target Company	Country	Shares
Voice Topco Limited	United Kingdom	–88,068,615 A Ordinary Shares of €0.01 each; –1,087,425 B Ordinary Shares of €0.01 each; and –11,776,000 C Ordinary Shares of €0.01 each.
Voice Finco Limited	United Kingdom	–978,000 Ordinary Shares of €1.00 each; –3,100,330,603 A Preference Shares of €0.01 each; and –38,298,222 B Preference Shares of €0.01 each, all such Ordinary Shares being held by Voice Topco Limited.
Voice Midco Limited	United Kingdom	54,478,000 Ordinary Shares of €1.00 each, all such shares being held by Voice Finco Limited.
Voice Bidco Limited	United Kingdom	54,478,000 Ordinary Shares of €1.00 each, all such shares being held by Voice Midco Limited.
Voxbone SA	Belgium	–491,973 shares each held by Voice Bidco Limited; and –1 share held by Voice Midco Limited.
Voxbone US LLC	United States of America	Voxbone SA is the sole member of Voxbone US LLC.
Voxbone El Salvador Sociedad Anonima De Capital Variable	El Salvador	–Voxbone El Salvador social capital of 2,000 USD for a total of 2000 shares –Voxbone US LLC (1 share) –Voxbone SA Belgium (1999 shares)
Voxbone Panama, Inc.	Panama	100 common nominative shares of USD 100.00 each all held by Voxbone SA. Panama social capita is 10.000 USD.
Voxbone Telekomunikasyon ve Iletisim Hizmetleri Ticaret Limited Sirketi	Turkey	One ordinary share held by Voxbone SA. Voxbone SA is the sole shareholder of Voxbone Turkey. Voxbone Turkey social capita is TRY 1,000,000.

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SCHEDULE 5: MATERIAL CUSTOMERS AND MATERIAL SUPPLIERS
Part 1: Material Customers
[Omitted]

Part 2: Material Suppliers
[Omitted]

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SCHEDULE 6: THE PROPERTIES
Part 1

Address	Description	Status
10 Collyer Quay #16-01 Ocean Financial Centre, Singapore 049315	Office space (with private space and co-working space) leased from JustManagement Pte Ltd	Leased
65 W. Easy Street, Unit 202/203, Simi Valley, CA 93065, United States of America	Office space leased from S.B.P.W., LLC	Leased
535 Mission Street, San Francisco, CA 94105, United States of America	Co-working office space leased from WW 535 Mission LLC (WeWork)	Leased
316 West 12th Street, Austin, TX 78701, United States of America	Co-working office space leased from 316 12th Street Tenant LLC (WeWork)	Leased
489 Avenue Louise, Brussels 1050, Belgium	Office space leased from Atout Pierre Diversification SCPI	Leased
35-41 Folgate Street, Spitalfields, London E1 6BX, United Kingdom	Co-working office space leased from Fora Space Limited	Leased
United Business Center 4, Iasi, 3C Palat Street, Iași 700032, Bucharest, Romania	Co-working office space leased from Expert Design S.R.L.	Leased
South Point, Suite 113/114, Herbert House, Harmony Row, Grand Canal Dock, Dublin, Ireland	Co-working office space leased from Weston Office Solutions Ltd	Leased

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Part 2
[Omitted]

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This Deed has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED and delivered
as a DEED by
Bandwidth Inc.
acting by David A. Morken,

Authorised Signatory

/s/ David A. Morken

Chief Executive Officer

[Project Beaker – Management Warranty Deed]

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This Deed has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED and delivered
as a DEED by
Itay Rosenfeld        /s/ Itay Rosenfeld
in the presence of:

-----------------------------------        Signature of Witness
-----------------------------------        Name of Witness
-----------------------------------        Address of Witness
-----------------------------------
-----------------------------------
-----------------------------------        Occupation of Witness

[Project Beaker – Management Warranty Deed]

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This Deed has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED and delivered
as a DEED by
Stefaan Konings        /s/ Stefaan Konings
in the presence of:

-----------------------------------        Signature of Witness
-----------------------------------        Name of Witness
-----------------------------------        Address of Witness
-----------------------------------
-----------------------------------
-----------------------------------        Occupation of Witness

[Project Beaker – Management Warranty Deed]

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This Deed has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED and delivered
as a DEED by
Dirk Hermans        /s/ Dirk Hermans
in the presence of:

-----------------------------------        Signature of Witness
-----------------------------------        Name of Witness
-----------------------------------        Address of Witness
-----------------------------------
-----------------------------------
-----------------------------------        Occupation of Witness

[Project Beaker – Management Warranty Deed]

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This Deed has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED and delivered
as a DEED by
Gaetan Brichet        /s/ Gaetan Brichet
in the presence of:

-----------------------------------        Signature of Witness
-----------------------------------        Name of Witness
-----------------------------------        Address of Witness
-----------------------------------
-----------------------------------
-----------------------------------        Occupation of Witness

[Project Beaker – Management Warranty Deed]

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